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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated November 21, 1997 on our audits of the Consolidated Financial Statements and the Consolidated Financial Statement Schedule of Tyco International Ltd. as of September 30, 1997 and December 31, 1996 and for the nine months ended September 30, 1997 and for each of the two years in the period ended December 31, 1996, which report is included in the Company's Transition Report on Form 10-K for the period ended September 30, 1997. We also consent to the reference to our firm under the caption "Experts."

                                          COOPERS & LYBRAND

Hamilton, Bermuda
February 10, 1998